Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form F-4 of our report dated May 23, 2025, with respect to the financial statements of Instinct Brothers Co. Ltd. and its subsidiaries as of November 30, 2024 and November 30, 2023, and the related statements of profit or loss, parent-entity net investment, and cash flows for the financial year ended November 30, 2024 and November 30, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

MORISON LC PLT (LLP0032572-LCA)

Chartered Accountant (AF002469)

Kuala Lumpur, Malaysia

November 25, 2025